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                                                                    EXHIBIT 99a

                                                                  PRESS RELEASE

FOR IMMEDIATE RELEASE


      INTEGRATED MEASUREMENT SYSTEMS, INC. ANNOUNCES STOCK REPURCHASE PROGRAM

Beaverton, OR - May 27, 1998 - Integrated Measurement Systems, Inc. announced today that it intends to repurchase up to 500,000 shares of its currently outstanding common stock over the next 12 months in open market and negotiated transactions. This repurchase program will start immediately in increments in accordance to SEC regulations and Board of Directors' guidance.

Keith Barnes, President and Chief Executive Officer stated: "IMS has evaluated its financial options to ensure the most effective use of its capital. We believe that IMS stock is undervalued, and therefore we consider it an attractive investment."

IMS designs, manufactures, markets and services a family of versatile, high performance engineering Test Stations used to verify and characterize complex electronic device. In addition, the Company develops, markets and supports a line of Virtual Test Software that permits design and test engineers to automate test program development and to conduct simulated tests of electronic device designs prior to the fabrication of the prototype of the actual device.

IMS products enable its customers to shorten time-to-market, enhance accuracy of design, reduce both the time required to test and the cost of testing the customers' devices and provide reliable and prompt feedback to both design and test engineers.